Exhibit 15.1

December 11, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated April 26, 2006 and July 25, 2006 and October 23, 2006 on our review of interim financial information of Phelps Dodge Corporation (the Company) for each of the three-month periods ended March 31, 2006 and 2005, the three and six-month periods ended June 30, 2006 and 2005 and the three and nine-month periods ended September 30, 2006 and 2005 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 are incorporated by reference in Freeport-McMoRan Copper & Gold Inc.'s Registration Statement on Form S-4 dated December 11, 2006.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP